UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 21, 2011
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In responding to questions on the Company’s quarterly earning conference call with analysts, officers of the Company disclosed the following additional information regarding (i) the auction rate securities the Company has announced it will offer to purchase from clients and (ii) RJ Bank’s proposed purchase of a portfolio of Canadian-dollar-denominated loans from Allied Irish Bank.

Regarding the $45 million loss provision for auction rate securities which was recorded during the quarter-ended June 30, 2011, the Company anticipates that approximately $64 million of Jefferson County, Alabama Limited Obligation School Warrants auction rate securities, and approximately $28 million of Jefferson County, Alabama Sewer Revenue Refunding Warrants auction rate securities, will be tendered for repurchase.  Of the total estimated loss provision, approximately one-half is associated with potential credit losses related to those specific securities.

RJ Bank has entered into an agreement with Allied Irish Bank to purchase a portfolio of commercial loans totaling approximately $650 million in commitments, of which approximately $500 million is outstanding.  The bank is still awaiting approvals from its U.S. banking regulators that are required because it is acquiring foreign assets.  At the time that RJ Bank consummates the purchase, it will determine the appropriate amount of the increase to its allowance for loan losses and provision expense.  Based upon its current estimate, it expects this increase to be approximately $7.25 million.  Of the 25 loans, eight are commercial real estate, six are commercial & industrial loans, and 11 are project finance loans in the power and infrastructure sector.  The approximate pre-hedged yield to maturity of these loans is 7.40% based on the purchase price and current floating interest rates being paid by these borrowers.

The information furnished herein is not deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: July 21, 2011	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance
and Chief Financial Officer